EXHIBIT 15
September 11, 2013
Ross Stores, Inc.
Pleasanton, California 94588

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Ross Stores, Inc. and subsidiaries for the periods ended August 3, 2013, and July 28, 2012, as indicated in our report dated September 11, 2013; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, is incorporated by reference in Registration Statements No. 333-151116, No. 33-61373, No. 333-56831, No. 333-06119, No. 333-34988, No. 333-51478, and No. 333-115836 of Ross Stores, Inc. and subsidiaries, all on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,
/s/ Deloitte & Touche LLP
San Francisco, California